                                                                     Exhibit 3.3

                                    FORM OF
                             SHAREHOLDERS' AGREEMENT

                                   dated as of

                                     -, 2004

                                     between

                                 ASSURANT, INC.

                                       and

                              FORTIS INSURANCE N.V.

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                               TABLE OF CONTENTS

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
                                                                            PAGE
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
                                    ARTICLE 1
                                   DEFINITIONS

Section 1.01.  Definitions...............................................    1

                                    ARTICLE 2
                              CORPORATE GOVERNANCE

Section 2.01.  Composition of the Board..................................    3
Section 2.02.  Removal...................................................    4
Section 2.03.  Vacancies.................................................    5
Section 2.04.  Actions By The Company....................................    5
Section 2.05.  Action by the Board.......................................    5
Section 2.06.  Notice of Meeting.........................................    5
Section 2.07.  Required Consents.........................................    6
Section 2.08.  Conflicting Agreements....................................    7

                                    ARTICLE 3
                               REGISTRATION RIGHTS

Section 3.01.  Registration Rights Agreement.............................    7

                                    ARTICLE 4
                                  MISCELLANEOUS

Section 4.01.  Binding Effect; Assignability; Benefit....................    8
Section 4.02.  Notices...................................................    8
Section 4.03.  Waiver; Amendment; Termination............................    9
Section 4.04.  Governing Law.............................................    9
Section 4.05.  Specific Enforcement......................................    9
Section 4.06.  Counterparts; Effectiveness...............................    9
Section 4.07.  Entire Agreement..........................................   10
Section 4.08.  Captions..................................................   10
Section 4.09.  Severability..............................................   10

Exhibit A      Registration Rights Agreement
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                            SHAREHOLDERS' AGREEMENT

         SHAREHOLDERS' AGREEMENT (the "AGREEMENT") dated as of -, 2004 between Assurant, Inc., a Delaware corporation (the "COMPANY") and Fortis Insurance N.V., a company with limited liability incorporated as naamloze vennootschap under Dutch law ("FORTIS INSURANCE"), as a majority shareholder of the Company.

                             W I T N E S S E T H :

         WHEREAS, Fortis Insurance owns - shares of common stock, par value $0.01 per share, of the Company (the "COMMON STOCK");

         WHEREAS, simultaneously with the execution and delivery of this Agreement, the Company and Fortis Insurance are offering Common Stock to the public in an underwritten secondary offering registered under the Securities Act pursuant to a registration statement on Form S-1, File No. 333-109984 (the "IPO REGISTRATION STATEMENT");

         WHEREAS, upon completion of such offering, Fortis Insurance will continue to own -% of the Common Stock outstanding (or -% of the underwriters' over allotment option is exercised); and

         WHEREAS, the parties hereto desire to enter into this Agreement to govern certain of their rights, duties and obligations relating to the Company following completion of such offering.

         NOW, THEREFORE, in consideration of the covenants and agreements contained herein, the parties hereto agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

         Section 1.01. Definitions. The following terms, as used herein, have the following meanings:

         "AFFILIATE" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For the purpose of this definition, the term "CONTROL" (including, with correlative meanings, the terms "CONTROLLING", "CONTROLLED BY" and "UNDER COMMON CONTROL WITH"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise provided that the term Affiliate when

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used in the context of calculating the Fortis Group's percentage ownership of the Common Stock shall exclude officers and directors of the Fortis Group.

         "BOARD" means the board of directors of the Company.

         "BUSINESS DAY" means any day except a Saturday, Sunday or other day on which commercial banks in New York City, Belgium or the Netherlands are authorized or obligated by law or executive order to close.

         "BYLAWS" means the Amended and Restated Bylaws of the Company, as the same may be amended from time to time.

         "CAUSE" has the meaning set forth in Section 2.02.

         "CHARTER" means the Restated Certificate of Incorporation of the Company, as the same may be amended from time to time.

         "COMMON STOCK" has the meaning set forth in the first recital.

         "COMPANY" has the meaning set forth in the preamble.

         "FORTIS" means Fortis SA/NV a public company established as a societe anonyme/naamloze vennootschap under the laws of Belgium and Fortis N.V., a public company established as a naamloze vennootschap under the laws of the Netherlands.

         "FORTIS DESIGNEE" means a director designated by Fortis Insurance to serve on the Company's Board as provided for in Article 2 hereof.

         "FORTIS GROUP" means Fortis, including Fortis Insurance, and their respective Affiliates, other than the Company and its Subsidiaries.

         "FORTIS INSURANCE" has the meaning set forth in the preamble to this Agreement.

         "INDEPENDENT DIRECTOR" means an independent director within the meaning given to such term under the rules of the New York Stock Exchange or such other principal exchange or quotation system on which the Company's Common Stock is listed or traded and under the Sarbanes-Oxley Act of 2002.

         "IPO" means the initial public offering of the Company pursuant to the IPO Registration Statement.

         "IPO REGISTRATION STATEMENT" means the registration statement on Form S-1, (File No. 333-109984) prepared by the Company for the secondary offering by Fortis Insurance of Common Stock of the Company.

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         "OUTSTANDING" means, as of any date of determination, all shares of
Common Stock that have been issued on or prior to such date, other than shares of Common Stock repurchased or otherwise reacquired by the Company or any of its Affiliates other than the Fortis Group.

         "PERSON" means an individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

         "PRINCIPAL SUBSIDIARY" means, any Subsidiary, which from time to time shall satisfy any of the tests included in the definition of "significant subsidiary" as defined in Rule 1-02 of Regulation S-X.

         "REGISTRATION RIGHTS AGREEMENT" means the agreement dated as of -, 2004 between the Company and Fortis Insurance attached as Exhibit A hereto.

         "SUBSIDIARY" means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

                                   ARTICLE 2
                              CORPORATE GOVERNANCE

         Section 2.01. Composition of the Board. (a) The Board shall consist of
(x) no more than fourteen (14) directors for so long as Fortis Group owns at least 50% of the outstanding Common Stock and (y) no more than twelve (12) directors for so long as Fortis Group owns less than 50% but at least 10% of the Outstanding Common Stock, subject to any increase in the Board as a result of the rights of holders of preferred stock to elect directors. The Board shall nominate designees of Fortis Group and other directors as follows, unless, based on the advice of counsel, such nomination would be inconsistent with the fiduciary duties of the members of the Board:

                  (i) so long as Fortis Group owns at least 50% of the Outstanding Common Stock, five Fortis Designees and at most nine other directors, subject to any increase in the Board as a result of the rights of holders of preferred stock to elect directors, including at least five Independent Directors if there are twelve or fewer directors and at least six Independent Directors at all other times;

                  (ii) so long as Fortis Group owns less than 50% but at least 10% of the Outstanding Common Stock, two Fortis Designees and at most ten other directors, subject to any increase in the Board as a result of the rights of holders of preferred stock to elect directors, including at least seven Independent Directors; and

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                  (iii)    so long as Fortis Group owns less than 10% but at
         least 5% of the Outstanding Common Stock, the Fortis Group shall continue to have the right to have one Fortis Designee on the Board.

         (b) The Company agrees that (i) for so long as Fortis Group owns shares entitled to 50% or more of the votes entitled to be cast by the then Outstanding Common Stock, it shall not, and shall use its best efforts to cause the Board not to, alter the number of directors that comprise the Board if such action would result in more than 14 directors and (ii) for so long as Fortis Group owns shares entitled to less than 50% but at least 10% of the votes entitled to be cast by the then Outstanding Common Stock it shall not, and shall use its best efforts to cause the Board not to, alter the number of directors that comprise the Board if such action would result in more than 12 directors.

         (c) As provided for in the Charter and Bylaws, the directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board. It is hereby agreed that at the time of the IPO three Fortis Designees shall be designated as Class II directors and two Fortis Designees shall be designated as Class III directors. The Fortis Designees on the Board as of the date of this Agreement are Anton van Rossum, Arie Aristide Fakkert, Georges Valckenaere, Gilbert Mittler and Michel Baise. The initial Fortis Designees to be designated Class II directors shall be Anton van Rossum, Arie Aristide Fakkert and Georges Valckenaere, and the initial Fortis Designees to be designated as Class III directors shall be Michel Baise and Gilbert Mittler. If at the end of the respective terms for such Fortis Designees included in such class, Fortis shall continue to be entitled to have Fortis Designees represented on the Board, each such position shall be filled at such time by a Person who shall be nominated by Fortis Insurance.

         (d) Fortis Insurance shall cause the appropriate number of Fortis Designees to resign promptly at any time when the number of Fortis Designees on the Board exceeds the number of Fortis Designees to which the Fortis Group is entitled pursuant to Section 2.01(a) above, unless otherwise requested by the Company.

         (e) Fortis Insurance agrees that it will not take any action as a shareholder, whether through proxy solicitation or otherwise, that would result in the Fortis Group having Fortis Designees on the Board in numbers which exceed that provided in Section 2.01(a) above.

         Section 2.02. Removal. Any Fortis Designee will resign or retire from the Board at the written request of Fortis Insurance. Otherwise, no Fortis Designee may be removed from the Board unless such removal shall be for Cause and consented to by Fortis Insurance. Removal for "CAUSE" shall mean removal of a

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director because of such director's (a) willful and continued failure substantially to perform his or her duties with the Company in his or her established position, (b) willful conduct that is injurious, monetarily or otherwise, to the Company or any of its Subsidiaries, (c) conviction for, or guilty plea to, a felony or a crime involving moral turpitude, (d) abuse of illegal drugs or other controlled substances or habitual intoxication or (e) willful breach of this Agreement.

         Section 2.03. Vacancies. If, as a result of death, disability, retirement, resignation, removal (with or without Cause) or otherwise, there shall exist or occur any vacancy on the Board with respect to a Fortis Designee, or for any other reason there are at any time fewer Fortis Designees serving on the Board than are entitled to be designated by Fortis Insurance as provided for in Section 2.01, the resulting vacancy on the Board shall be filled at any time by a Person who shall be nominated by Fortis Insurance unless, based on the advice of counsel, such nomination would be inconsistent with the fiduciary duties of the members of the Board.

         Section 2.04. Actions By The Company. The Company agrees to use its best efforts to cause each individual designated pursuant to Section 2.01 or
2.03 to be nominated to serve as a director on the Board, unless, based on the advice of counsel, such nomination would be inconsistent with the fiduciary duties of the members of the Board, and to take all other necessary actions so long as such actions are consistent with the Charter and Bylaws (including calling a special meeting of the Board and/or shareholders) to ensure that the composition of the Board is as set forth in Sections 2.01 and 2.03.

         Section 2.05. Action by the Board. (a) Subject to Section 2.07, all actions of the Board shall require (i) the affirmative vote of at least a majority of the directors present at a duly-convened meeting of the Board at which a quorum is present or (ii) the unanimous written consent of the Board, provided that if there is a vacancy on the Board and an individual has been nominated to fill such vacancy, the first order of business shall be to fill such vacancy.

         (b) At any time that the Company proposes to register any of its securities that would require it to notify Fortis Insurance of its right to "piggy-back" on such offering in accordance with Section 2.02 of the Registration Rights Agreement and it creates a pricing committee authorized by the Board to determine, among other things, the syndicate structure, if any, and the size and offer price for the offering, it shall include on such pricing committee a Fortis Designee, which Fortis Designee shall be chosen by Fortis Insurance.

         Section 2.06. Notice of Meeting. The Company agrees to give each director notice and the agenda for each meeting of the Board or any committee

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thereof (even if such director is not a member of such committee) at least five
Business Days prior to such meeting.

         Section 2.07. Required Consents. (a) For so long as the Fortis Group owns at least 50% of the outstanding Common Stock, the Company shall not take any action (including any action by the Board or any committee of the Board) after the date hereof with respect to any of the following matters without the affirmative approval of at least 75% (rounded to the nearest whole number of directors with 0.5 rounded upwards) of the then members of the Board:

         - any recapitalization, reclassification, spin-off or combination of any securities of the Company or any of its Principal Subsidiaries, except for any such reorganization, recapitalization or reclassification of any securities of any direct or indirect wholly-owned Principal Subsidiary or any merger of any direct or indirect wholly-owned Principal Subsidiary with each other,

         - any liquidation, dissolution, winding up or commencement of voluntary bankruptcy, insolvency, liquidation or similar proceedings with respect to the Company or any of its Principal Subsidiaries,

         - any acquisition by the Company or any of its Subsidiaries (in a single transaction or a series of related transactions) of any assets, business or operations in the aggregate with a value of more than $500 million,

         - any sale, transfer, lease, pledge or other disposition by the Company or any of its Subsidiaries (in a single transaction or a series of related transactions) of any assets, business or operations in the aggregate with a value of more than $500 million,

         - the creation, incurrence, or assumption of any indebtedness of the Company or any of its Subsidiaries resulting in total indebtedness (including short and long term debt) in excess of $1,500 million on a consolidated basis; or

         - any offer or sale, whether privately or to the public, of Common Shares or other equity securities or securities convertible or exchangeable into equity securities of the Company in excess of 10% of the Common Stock outstanding or such amounts which, on completion of any such sale, would reduce Fortis Group's ownership to below 50% of the outstanding Common Stock.

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         The Company shall include a provision in its Bylaws to the foregoing effect which Bylaw provision by its terms shall terminate when the conditions described above are no longer applicable to the Fortis Group.

         (b) For so long as Fortis Group owns less than 50% but at least 10% of the outstanding Common Stock, the Company shall not take any action (including any action by the Board or any committee of the Board) after the date hereof with respect to any of the following matters without the affirmative approval of Fortis Insurance, as shareholder:

         - any recapitalization, reclassification, spin-off or combination of any securities of the Company or any of its Principal Subsidiaries, or

         - any liquidation, dissolution, winding up or commencement of voluntary bankruptcy, insolvency, liquidation or similar proceedings with respect to the Company or any of its Subsidiaries.

In the case of any vote of shareholders with respect to any of the events described above, if the Board, including any Fortis Designee, votes in favor of such action at any Board meeting at which a quorum is present or by written consent, Fortis Insurance shall vote its shares of Common Stock in favor of such action and Fortis Insurance hereby grants to the Company an irrevocable proxy coupled with an interest to effect such vote.

         Section 2.08. Conflicting Agreements. Each party represents and agrees that it shall not (a) grant any proxy or enter into or agree to be bound by any voting trust or agreement with respect to the securities of the Company other than this Agreement or any amendment or supplement hereto, (b) enter into any agreement or arrangement of any kind with any Person with respect to the securities of the Company inconsistent with the provisions of this Agreement or
(c) act, for any reason, as a member of a group or in concert with any other Person in connection with the voting of the securities of the Company in any manner that is inconsistent with the provisions of this Agreement.

                                   ARTICLE 3
                               REGISTRATION RIGHTS

         Section 3.01. Registration Rights Agreement. The Company agrees to provide Fortis Insurance with registration rights with respect to Common Stock owned by it or other members of the Fortis Group as set forth in the Registration Rights Agreement attached hereto as Exhibit A.

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                                   ARTICLE 4
                                 MISCELLANEOUS

         Section 4.01. Binding Effect; Assignability; Benefit. (a) This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and permitted assigns. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by any party hereto pursuant to any transfer of the securities of the Company.

         (b) Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         Section 4.02. Notices. All notices, requests and other communications to any party shall be in writing and shall be delivered in person, mailed by certified or registered mail, return receipt requested, or sent by facsimile transmission, if to the Company, to:

                 Assurant, Inc.
                 One Chase Manhattan Plaza
                 New York, New York 10005
                 Attention: Katherine Greenzang, Esq.
                            Senior Vice President, General Counsel and Secretary
                 Fax:  (212) 859-7034

         if to Fortis Insurance, to:

                 Fortis Insurance N.V.
                 Archimedeslaan 6
                 P.O. Box 2049
                 3500 GA Utrecht
                 The Netherlands
                 Attention: Monica Roeling
                 Phone: +31 30 257 6568
                 Fax: +31 30 257 7835

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         with a copy to:

                 Fortis
                 Rue Royale, 20
                 1000 Brussels
                 Belgium
                 Attention: Gilbert Mittler
                 Phone: +32 2 510 5206
                 Fax: +32 2 510 5621

         All notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt. Any notice, request or other written communication sent by facsimile transmission shall be confirmed by certified or registered mail, return receipt requested, posted within one Business Day, or by personal delivery, whether courier or otherwise, made within two Business Days after the date of such facsimile transmissions.

         Section 4.03. Waiver; Amendment; Termination. No provision of this Agreement may be amended, supplemented or modified, and waivers or consents to depart from the provisions hereof may not be given, except by an instrument in writing executed by the parties hereto. This Agreement shall terminate upon, and be of no further force and effect once Fortis Group owns less than 5% of the outstanding Common Stock.

         Section 4.04. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts to be performed entirely within such state.

         Section 4.05. Specific Enforcement. Each party hereto acknowledges that the remedies at law of the other parties for a breach or threatened breach of this Agreement would be inadequate and, in recognition of this fact, any party to this Agreement, without posting any bond, and in addition to all other remedies that may be available, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may then be available.

         Section 4.06. Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

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         Section 4.07. Entire Agreement. This Agreement, including any exhibit hereto, constitutes the entire agreement among the parties hereto and supersedes all prior and contemporaneous agreements and understandings, both oral and written, among the parties hereto with respect to the subject matter hereof and thereof.

         Section 4.08. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

         Section 4.09. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated unless such a construction would be unreasonable or materially impair the rights of any party hereto.

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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                 ASSURANT, INC.

                                 By:___________________________________________
                                    Name:
                                    Title:

                                 FORTIS INSURANCE N.V.

                                 By:___________________________________________
                                    Name:
                                    Title: